Exhibit 99.1

iGATE Appoints W. Roy Dunbar to its Board of Directors

FREMONT, CA, November 3, 2010 – iGATE (NASDAQ:IGTE) the first Business Outcomes driven integrated Technology and Operations (iTOPS) solutions provider today announced the appointment of Mr. W. Roy Dunbar, a seasoned international business leader with significant Information Technology, Financial Services, and Healthcare experience to its Board of Directors, effective immediately.

“We are pleased to have Roy Dunbar as a member of our Board of Directors. Roy has played a leadership role in many well known companies which will make him a valuable addition to our board,” said Ashok Trivedi, Co-Chairman, iGATE Corporation

“I am excited to join iGATE’s Board and I look forward to helping the company continue its success and growth,” said W Roy Dunbar

W. Roy Dunbar, 49, is Chairman of private companies engaged in renewable energy and green construction, prior to which he served as the Chief Executive Officer of Network Solutions Inc. from January 2008. He served as President of Global Technology and Operations of MasterCard Worldwide (formerly known as MasterCard International Inc.) from October 2004 to January 2008 where he was responsible for its global payments platform and operations. Previously, Mr. Dunbar worked for Eli Lilly for 14 years where he last served as President of Eli Lilly’s Intercontinental Region, with responsibility for operations in Africa, the Middle East, the Commonwealth of Independent States, Asia, Latin America, and the Caribbean. Previously, he was Vice President of Information Technology and Chief Information Officer for Eli Lilly. He has served as the Chairman of the Board of Network Solutions, LLC and as a Director of Electronic Data Systems Corporation. Mr. Dunbar currently serves as a Director of Humana Inc., (HUM, NYSE)

Mr. Dunbar graduated from Manchester University in the United Kingdom with a degree in Pharmacy in 1982. He later received a Master’s of Business Administration from Manchester Business School. He is a Member of the Royal Pharmaceutical Society of Great Britain and serves on the Board of the Executive Leadership Council Foundation. Mr. Dunbar is also a member of the National Association of Corporate Directors.

About iGATE

iGATE (NASDAQ:IGTE) is the first Business Outcomes driven integrated Technology and Operations (iTOPS) solutions provider with a global delivery model. iGATE enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Our unique business model aligns with the client’s strategic objectives to achieve operational efficiencies, increase cost variability and rationalize their current operating environment. iGATE has over 8,000 employees and 7 development centers in Australia, India, Japan, and Mexico. iGATE has offices in 17 countries and 4 continents. With industry expertise spanning 16 years, iGATE has developed the right solutions with its Business Outcomes driven approach for industry verticals – Banking, Insurance, Manufacturing, Retail, Health Care, Media & Entertainment and Telecom & Hi-Tech. For more information, please visit www.igate.com

CONTACT: iGATE

Investor Contact:

Araceli Roiz

+ 1 510 896 3007

araceli.roiz@igate.com

Media Contact:

Rathnam Subramanyam

+91 9741662000

pr@igate.com